Exhibit 99.1

Contacts

Investors

V.I. TECHNOLOGIES, INC. (VITEX)

John R. Barr

617-926-1551

john.barr@vitechnologies.com

or

Thomas T. Higgins

617-926-1551

tom.higgins@vitechnologies.com

Vitex Fundraising Exceeds $18 Million

Watertown, MA (May 27, 2003) — V.I. Technologies, Inc. (Nasdaq: VITX) (“Vitex” or “the Company”) announced today the successful conclusion of its shareholder rights offering with total commitments in excess of $14.4 million. The offering included significant participation from several existing venture and institutional investors, as well as unanimous participation by the Vitex directors and executive officers. The Company will concurrently close the Pall Corporation $4 million equity milestone investment resulting in gross proceeds exceeding $18.3 million. The formal closing for the rights offering and the Pall milestone investment is scheduled to occur within the next two weeks.

John Barr, President and CEO, said: “We are very pleased to complete this significant financing. The proceeds will be used to fund our ongoing, pivotal Phase III trials for the INACTINE system for red blood cells. In parallel, we continue to make good progress with potential marketing partners. We are excited about the unique potential of the system to improve the safety of red blood cell transfusions, and appreciate the support of our shareholders in our efforts to take advantage of this potential multi-billion dollar opportunity.”

About Vitex

Vitex is developing products designed to improve the safety of the world’s blood supply. The Company’s proprietary INACTINE™ technology, currently in Phase III clinical trials, is designed to inactivate a wide range of viruses, bacteria and parasites, and has demonstrated its ability to remove prion proteins, while preserving the therapeutic properties of red blood cells. The technology works by binding to the RNA or DNA of the pathogen. Once bound, the compound forms an irreversible bond to the pathogenic nucleic acid, preventing replication and thereby “killing” the pathogens. The Company’s lead product is INACTINE™ Pathogen Reduction System for red blood cells. Over 40 million red cell units are transfused annually in the U.S., Europe and Japan, representing an over $4 billion market opportunity. The Company currently has partnerships with Pall Corporation,

Haemonetics Corporation and Amersham Biosciences. For more information on Vitex, please visit our Web site at: www.vitechnologies.com.

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as execution of the Company’s financing plans, quarterly fluctuations in operating results, anticipated clinical trial timelines or results, the timely availability of new products, market acceptance of the Company’s products, the impacts of competitive products and pricing, government regulation of the Company’s products and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.